EXHIBIT 99.1

VAIL RESORTS
For Immediate Release
News Release

Investor Relations: Jeff Jones, CFO, (303) 404-1802, jwjones@vailresorts.com
Media Relations: Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

VAIL RESORTS APPOINTS JOHN T. REDMOND TO COMPANY’S BOARD OF DIRECTORS

BROOMFIELD, Colo.—March 13, 2008—Vail Resorts (NYSE:MTN) today announced the appointment of John T. Redmond to the Company’s Board of Directors, effective immediately.

For more than two decades, Mr. Redmond has held various senior executive positions with MGM Mirage and in the casino industry. From 2001-2007, Mr. Redmond was president and chief executive officer of MGM Grand Resorts, based in Las Vegas, Nev. Prior to this position, Mr. Redmond was co-chief executive officer of MGM Mirage in Las Vegas and held other positions within the company such as president and chief operating officer of The Primadonna Company and senior vice president of MGM Grand Development, Inc.

Commenting on Mr. Redmond’s appointment to the Company’s eight-person board, Vail Resorts Chief Executive Officer Rob Katz said, “I’m delighted to have someone with John Redmond’s business acumen and experience with the resort and hospitality business join our board of directors. I know that his distinguished background will serve both our Company and shareholders well.”

Mr. Redmond worked at Caesars from 1985 to 1995 in such capacities as senior vice president and chief financial officer of Caesars Palace and Sheraton Desert Inn; senior vice president of finance for Caesars World Gaming Development Corporation; and controller of Caesars Palace. He was the senior agent in the Nevada State Gaming Control Board’s Audit Division from 1980 to 1985.

A graduate of the University of San Diego, Mr. Redmond is a member of the American Institute of Certified Public Accountants and the Nevada Society for Certified Public Accountants.

About Vail Resorts

Vail Resorts, Inc. is the leading mountain resort operator in the United States. The Company's subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado, Heavenly in California and Nevada, and the Grand Teton Lodge Company in Jackson Hole, Wyo. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties across the United States and Caribbean. Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN).  The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.